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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of June 28, 2004, by and between H&R Block Services, Inc., a Missouri corporation (the "Company"), and Timothy C. Gokey ("Executive").

                                   ARTICLE ONE

                                   EMPLOYMENT

            1.01 - Agreement as to Employment. Effective June 28, 2004 (the "Employment Date"), the Company hereby employs Executive to serve in the capacity set forth in Section 1.02, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement. The Company reserves the right, in its sole discretion, to change the title of Executive at any time.

            1.02 - Duties.

            (a) Executive is employed by the Company to serve as its President, U.S. Tax Operations, subject to the authority and direction of the Board of Directors of the Company and the President of the Company. Subject to the foregoing, Executive will have such authority and responsibility and duties as are normally associated with the position of President, U.S. Tax Operations. The Company reserves the right to modify, delete, add, or otherwise change Executive's job responsibilities, in its sole discretion, at any time. Executive will perform such other duties as are assigned to Executive from time to time.

            (b) So long as Executive is employed under this Agreement, Executive agrees to devote Executive's full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive's duties hereunder. Executive will not be prohibited from (i) engaging in personal, civic, charitable, educational, religious, or other nonemployment activities that do not significantly interfere with Executive's full-time employment hereunder and (ii) managing his personal investments or financial affairs, provided such activities do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which Executive acknowledges having read and understood. Executive will comply fully with all reasonable policies of the Company as are from time to time in effect and applicable to Executive's position. Executive understands that the business of H&R Block, Inc. ("Block"), the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an "Affiliate") may be subject to governmental regulation, some of which may require Executive to submit to background investigation as a condition of Block, the Company, and/or Affiliates' participation in certain activities subject to such regulation. If Executive, Block, the Company, or Affiliates are unable to participate, in whole or in part, in any such activity as the result of any action or inaction on the part of Executive, then this Agreement and Executive's employment hereunder may be terminated by the Company with reasonable notice and opportunity

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to respond.

            1.03 - Compensation.

            (a) Base Salary. The Company will pay to Executive a minimum gross salary at an annual rate of $400,000 ("Base Salary"), payable semimonthly or at any other pay periods as the Company may use for its other executive-level employees. The Base Salary will be reviewed no less often than annually during the term of Executive's employment hereunder and, if increased, such increased amount will become the "Base Salary" for purposes of this Agreement.

            (b) Short-Term Incentive Compensation. Executive shall participate in the H&R Block Short-Term Incentive Plan and the discretionary short-term incentive program. Under such Plan and program, Executive shall have an aggregate target bonus for fiscal year 2005 of $240,000 and shall receive a minimum guaranteed bonus of 50% of target and an opportunity to earn a maximum of 150% of such target bonus (prorated as described below). Subject to such minimum guarantee, the payment of the actual award under such Plan and program shall be based upon such performance criteria which shall be determined by the Compensation Committee of the Board of Directors of Block (the "Compensation Committee"). Under such Plan and program, for fiscal year 2005 only, Executive's actual incentive compensation shall be prorated based upon the number of months during such year that Executive is actually employed by the Company, provided that Executive must remain employed through April 30, 2005 to receive any payments under the Plan and program. Such incentive compensation shall be paid to Executive following the completion of fiscal year 2005 when the same is paid to other senior executives of the Company.

            (c) Stock Options.

                  (i) Executive shall be granted on the Employment Date a stock option under the H&R Block 2003 Long-Term Executive Compensation Plan, as amended (the "2003 Plan"), to purchase 50,000 shares of Block's common stock at an option price per share equal to its closing price on the New York Stock Exchange on the date of grant, such option to expire on the tenth anniversary of the date of grant; to vest and become exercisable as to one-third (16,666) of the shares covered thereby on the first anniversary of the date of grant, as to an additional one-third (16,667) of such shares on the second anniversary of the date of grant, and as to the remaining one-third (16,667) of the shares on the third anniversary of the date of grant; to be an incentive stock option for the maximum number of shares permitted by Internal Revenue Code Section 422 and the regulations promulgated thereunder; and to otherwise be a nonqualified stock option.

                  (ii) If Executive becomes disabled, terminates employment with the Company or an Affiliate because of such disability, and qualifies for benefits under the Company's Long-Term Disability Plan, then any portion of any outstanding incentive stock options and nonqualified stock options that would have vested during the 12-month period following Executive's last day of active employment with the Company or an Affiliate ("Last Day of Employment") had Executive remained an employee with the Company or

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      Affiliate during such 12-month period will vest as of the Last Day of
      Employment. Such disability vesting provision shall apply only to options
      (1) granted to the Executive under the 2003 Plan, or any similar stock option plan to the 2003 Plan or agreement, and (2) outstanding at the close of business on such Last Day of Employment. The determination of accelerated vesting shall be made as of the Last Day of Employment and shall be based solely on any time-specific vesting schedule included in the applicable stock option agreement without regard to any accelerated vesting provision not related to the Executive's long-term disability in such stock option agreement.

            (d) Restricted Stock. Executive shall be awarded on the Employment Date, 10,000 restricted shares of Block's common stock ("Restricted Shares") under the 2003 Plan. One-third of the 10,000 Restricted Shares shall vest (i.e., the restrictions on such shares shall terminate), respectively, on each of the first three anniversaries following such Employment Date (in increments of 3,333, 3,333 and 3,334 whole shares). Prior to the time such Restricted Shares are so vested, (i) such Restricted Shares shall be nontransferable, (ii) Executive shall be entitled to receive any cash dividends payable with respect to unvested Restricted Shares and vote such unvested Restricted Shares at any meeting of shareholders of Block, and (iii) Executive may, if he so chooses, recognize income by promptly filing a Section 83(b) election in accordance with such section of the Internal Revenue Code of 1986, as amended (the "Code").

            (e) Reimbursement of Certain Legal Expenses. The Company will reimburse Executive up to $7,500 for legal expenses actually incurred by Executive in connection with negotiation, preparation and review of this Agreement and any related agreement.

            1.04 - Relocation Benefits.

            (a) The Company will reimburse Executive for reasonable packing, shipping, transportation costs and other expenses incurred by Executive in relocating Executive, Executive's family and personal property to the Greater Kansas City Area, in accordance with the H&R Block Executive Relocation Program.

            (b) If Executive's former employer requires Executive to repay relocation expenses it paid in connection with Executive's relocation from Minneapolis to Charlotte in 2003-2004, the Company will reimburse Executive's former employer on behalf of Executive.

            (c) To the extent that Executive incurs taxable income related to any relocation benefits paid pursuant to this Agreement, the Company will pay to Executive such additional amount as is necessary to "gross up" such benefits and cover the anticipated income tax liability resulting from such taxable income.

            1.05 - Business Expenses. The Company will promptly pay directly, or reimburse Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the term hereof in accordance with the Company's policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the

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Company's business.

            1.06 - Fringe Benefits. During the term of Executive's employment hereunder, and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to Executive such insurance, sick leave, deferred compensation, short-term incentive compensation, bonuses, stock options, restricted stock, retirement, vacation, and other like benefits as are approved and provided from time to time to the other executive-level employees of the Company or Affiliates, including but not limited to, entitling the Executive to participate in the H&R Block Deferred Compensation Plan and the H&R Block Executive Survivor Plan, according to the provisions of such plans.

            1.07 - Termination of Employment.

            (a) Without Notice. The Company may, at any time, in its sole discretion, terminate this Agreement and the employment of Executive without notice in the event of:

                  (i) Executive's misconduct that interferes with or prejudices the proper conduct of the business of Block, the Company or any Affiliate or which may reasonably result in harm to the reputation of Block, the Company and/or any Affiliate; or

                  (ii) Executive's commission of an act materially and demonstrably detrimental to the good will of Block or any subsidiary of Block, which act constitutes gross negligence or willful misconduct by Executive in the performance of Executive's material duties to Block or such subsidiary; or

                  (iii) Executive's commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block or any subsidiary of Block; or

                  (iv) Executive's violation of Article Two or Three of this Agreement; or

                  (v) Executive's conviction of a misdemeanor (involving an act of moral turpitude) or a felony; or

                  (vi) Executive's willful failure to discharge Executive's duties; or

                  (vii) Executive's suspension by the Internal Revenue Service from participation in the Electronic Filing Program; or

                  (vii) The inability of Executive, Block, the Company, and/or an Affiliate to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of Executive, as described in Section 1.02(b); or

                  (viii) Executive's total and permanent disability. The term "total and

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      permanent disability" will have the meaning ascribed thereto under any long-term disability plan maintained by the Company or Block for executives of the Company.

            (b) With Notice. Either party may terminate this Agreement for any reason, or no reason, by providing not less than 45 days' prior written notice of such termination to the other party, and, if such notice is properly given, this Agreement and Executive's employment hereunder will terminate as of the close of business on the 45th day after such notice is deemed to have been given or such later date as is specified in such notice.

            (c) Termination Due to a Change of Control.

                  (i) If Executive or the Company terminates Executive's employment under this Agreement for any reason (or no reason) during the 180-day period following the date of the occurrence of a "Change of Control" of Block then, upon any such termination of Executive's employment and conditioned on Executive's execution of an agreement with the Company under which Executive releases all known and potential claims against Block, the Company, and Affiliates, the Company will provide Executive, upon Executive's election (the "Change of Control Election") with the same level of severance compensation and benefits as would be provided under the H&R Block Severance Plan (the "Severance Plan") as the Severance Plan exists either (A) on the date of this Agreement or (B) on Executive's last day of active employment by the Company or any Affiliate (the "Last Day of Employment"), as if Executive had incurred a "Qualifying Termination" (as such term is defined in the Severance Plan); provided, however, (1) the "Severance Period" (as such term is defined in the Severance Plan) will be 12 months, notwithstanding any provision in the Severance Plan to the contrary, (2) Executive will be credited with not less than 12 "Years of Service" (as such term is defined in the Severance
      Plan) for the purpose of determining severance compensation under Section 4(a) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary, (3) any portion of any option to purchase shares of Block common stock granted pursuant to Sections 1.03(c) or 1.06 of this Agreement and held by Executive at the time of such termination of employment that is not yet vested in accordance with its terms shall fully vest upon the date of such termination of employment, and shall be exercisable for a period of three months after such date of termination of employment, and (4) any nonvested Restricted Shares awarded pursuant to
      Section 1.03(d) of this Agreement shall immediately vest on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary, and (5) all restrictions on any Restricted Shares awarded to Executive other than the Restricted Shares awarded pursuant to
      Section 1.03(d) of this Agreement, that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate (and such Restricted Shares shall be fully vested) and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall

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      be forfeited, notwithstanding any provision in the Severance Plan to the contrary. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive's Last Day of Employment of Executive's Change of Control Election. Severance compensation and benefits provided under this Section 1.07(c) will terminate immediately if Executive violates Sections 3.02, 3.03, or 3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.

                  (ii) For the purpose of this subsection, a "Change of Control" means:

                        (A) the acquisition, other than from Block, by any
            individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or

                        (B) individuals who, as of the date hereof, constitute
            the Board of Directors of Block (generally, the "Board," and as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block's shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                        (C) the completion of a reorganization, merger or
            consolidation approved by the shareholders of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then

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            outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of Block, as approved by the shareholders of Block, or the sale or other disposition of all or substantially all of the assets of Block, as approved by the shareholders of Block.

            (d) Termination for Good Reason.

                  (i) If Executive terminates Executive's employment under this Agreement for "good reason" then, upon any such termination of Executive's employment and conditioned on Executive's execution of an agreement with the Company under which Executive releases all known and potential claims against Block, the Company and Affiliates, the Company will provide Executive with the same level of severance compensation and benefits as would be provided under the Severance Plan as the Severance Plan exists on the date of this Agreement, as if Executive had incurred a "Qualifying Termination" (as such term is defined in the Severance Plan); provided, however,
            (1) the "Severance Period" (as such term is defined in the Severance
            Plan) will be 12 months, notwithstanding any provision in the Severance Plan to the contrary, and; (2) Executive will be credited with not less than 12 "Years of Service" (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary, and (3) all restrictions on any Restricted Shares awarded to Executive that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate (and such Restricted Shares shall be fully vested) and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall be forfeited, notwithstanding any provision in the Severance Agreement to the contrary. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Severance compensation and benefits provided under this Section 1.07(d) will terminate immediately if Executive violates Sections 3.02, 3.03, or
            3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.

                  (ii) For the purpose of this subsection, "good reason" shall mean:

                  (A) Any material diminution in Executive's duties, responsibilities, or authority from those in effect on the Employment Date (a "Diminution Event"). If a Diminution Event occurs, Executive shall have 45 days from the date of such Diminution Event to terminate his employment for good reason for this reason. If Executive does not terminate his employment for

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                  this reason within such 45 day period, Executive waives his right to terminate his employment by reason of such Diminution Event; or

                  (B) A reduction by the Company in Executive's base salary to an annual rate below $400,000, notwithstanding any other provision in this agreement; or

                  (C) Any other material breach of this Agreement by the Company which is not remedied by the Company within a reasonable period of time not to exceed 30 days after the Company's receipt of written notice of the breach from Executive.

                  (D) To the extent that this Agreement or any agreement referred to herein imposes an obligation on Block or otherwise requires that Block take (or refrain from taking) any action, any material breach of such obligation or requirement by Block shall be treated as a material breach of this Agreement by the Company.

            (e) Severance. Executive will receive severance compensation and benefits as would be provided under the Severance Plan, as the same may be amended from time to time, if Executive incurs a "Qualifying Termination," as such term is defined in the Severance Plan, and executes an agreement with the Company under which Executive releases all known and potential claims against Block, the Company, and Affiliates. Such compensation and benefits will, upon Executive's election (the "Severance Election") be at the same level of severance compensation and benefits as would be provided under the Severance Plan as such plan exists either (A) on the date of this Agreement or (B) Executive's Last Day of Employment; provided, however, (1) the "Severance Period" (as such term is defined in the Severance Plan) will be 12 months, notwithstanding any provision in the Severance Plan to the contrary, and (2) Executive will be credited with not less than 12 "Years of Service" (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a) of the Severance Plan as it exists on the date of this Agreement or the comparable section of the Severance Plan as it exists on Executive's Last Day of Employment, notwithstanding any provision in the Severance Plan to the contrary, and (3) all restrictions on any Restricted Shares awarded to Executive that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate (and such Restricted Shares shall be fully vested) and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall be forfeited, notwithstanding any provision in the Severance Agreement to the contrary. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive's Last Day of Employment of Executive's Severance Election. Severance compensation and benefits provided under this Section 1.07(d) will terminate immediately if Executive violates Sections 3.02, 3.03, or 3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.

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            (f) Death/Disability. In the event of Executive's death or total and permanent disability, as determined by any long-term disability plan maintained by the Company or Block for its executives, the Executive or his estate shall be paid all compensation and benefits set forth under the Severance Plan and as described in paragraph (e) hereof, as if Executive incurred a "Qualifying Termination," as such term is defined under the Severance Plan.

            (g) Further Obligations. Upon termination of Executive's employment under this Agreement, neither the Company, Block, nor any Affiliate will have any further obligations under this Agreement and no further payments of Base Salary or other compensation or benefits will be payable by the Company, Block, or any Affiliate to Executive, except (i) as set forth in this Section 1.07,
(ii) as required by the express terms of any written benefit plans or written arrangements maintained by the Company or Block and applicable to Executive at the time of such termination of Executive's employment, or (iii) as may be required by law. Any termination of this Agreement, however, will not be effective as to Sections 3.02, 3.03 and 3.05, or any other portions or provisions of this Agreement which, by their express terms, require performance by either party following termination of this Agreement.

                                   ARTICLE TWO

                                 CONFIDENTIALITY

            2.01 - Background and Relationship of Parties. The parties hereto acknowledge (for all purposes including, without limitation, Articles Two and Three of this Agreement) that Block and its subsidiaries have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive's employment by the Company, Executive will be expected to have access to all information of value to the Company and Block and that Executive's employment creates a relationship of confidence and trust between Executive and Block with respect to any information applicable to the businesses of Block and its subsidiaries. Executive will possess or have unfettered access to information that has been created, developed, or acquired by Block and its subsidiaries or otherwise become known to Block and its subsidiaries and which has commercial value in the businesses in which Block and its subsidiaries have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans. Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

            2.02 - Proprietary Information is Property of Block.

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            (a) All Proprietary Information is the sole property of Block (or the applicable subsidiary of Block) and its assigns, and Block (or the applicable subsidiary of Block) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any subsidiary of Block) is at any particular time developing or marketing the same. Executive hereby assigns to Block any rights Executive may have or may acquire in such Proprietary Information. At all times during and after Executive's employment with the Company or any Affiliate, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority.

            (b) In the event of any termination of Executive's employment hereunder, Executive will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block or any subsidiary of Block and obtained during the course of Executive's employment with the Company. In addition, upon such termination, Executive will not remove from the premises of Block or any subsidiary of Block any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

                                  ARTICLE THREE

           NON-HIRING; NON-SOLICITATION; NO CONFLICTS; NON-COMPETITION

            3.01 - General. The parties hereto acknowledge that, during the course of Executive's employment by the Company, Executive will have access to information valuable to the Company and Block concerning the employees of Block and its subsidiaries ("Block Employees") and, in addition to Executive's access to such information, Executive may, during (and in the course of) Executive's employment by the Company, develop relationships with such Block Employees whereby information valuable to Block and its subsidiaries concerning the Block Employees was acquired by Executive. Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block to such Block Employees. Executive agrees and understands that it is important to protect Block, the Company, Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company, or Affiliates, and to protect Block, the Company, and Affiliates and their employees, agents, directors, and customers Executive agrees to the covenants described in this Article III.

            3.02 - Non-Hiring. During the period of Executive's employment hereunder, and for a period of 1 year after the later of Executive's Last Day of Employment or cessation of such payments, Executive may not directly or indirectly recruit, solicit, or hire any Block Employee or

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otherwise induce any such Block Employee to leave the employment of Block (or the applicable employer-subsidiary of Block) to become an employee of or otherwise be associated with any other party or with Executive or any company or business with which Executive is or may become associated. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

            3.03 - Non-Solicitation. During the period of Executive's employment hereunder and during the time Executive is receiving payments hereunder, and for 1 year after the later of Executive's Last Day of Employment or cessation of such payments, Executive may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer or vendor of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer or vendor, provided that this Section 3.03 will only apply to customers or vendors for whom Executive personally provided services while employed by the Company or an Affiliate or customers or vendors about whom or which Executive acquired material information while employed by the Company or an Affiliate. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

            3.04 - No Conflicts. Executive represents in good faith that, to the best of Executive's knowledge, the performance by Executive of all the terms of this Agreement will not breach any agreement to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought and will not bring to the Company or Block nor will Executive use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive will fulfill all such obligations during Executive's employment with the Company.

            3.05 - Non-Competition. During the period of Executive's employment hereunder and during the time Executive is receiving payments hereunder, and for 1 year after the later of Executive's Last Day of Employment or cessation of such payments, Executive may not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below), provided that this Section
3.05 will not apply to Executive if Executive's primary place of employment by the Company or an Affiliate as of the Last Day of Employment is in either the State of California or the State of North Dakota. "Line of Business of Block" means any line of business (including lines of business under evaluation or development) of the Company, as well as any one or more lines of business (including lines of business under evaluation or development) of any Affiliate by which

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Executive was employed during the two-year period preceding the Last Day of
Employment, provided that, "Line of Business of Block" will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Executive's employment was, as of the Last Day of Employment or during the 2-year period immediately prior to the Last Day of Employment, with HRB Management, Inc. or any successor entity thereto, "Line of Business of Block" means any line of business (including lines of business under evaluation or development) of Block and all of its subsidiaries. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

            3.06 - Effectiveness of Agreement. A change in Executive's employer to a subsidiary or affiliate corporation of the Company shall not trigger the provisions of Article Three of this Agreement.

            3.07 - Reasonableness of Restrictions. Should any provisions of any Article of this Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Executive to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

            4.01 - Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Executive under this Agreement and as to the rights and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

            4.02 - Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company. Failure of the Company, Block, or Executive to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.

            4.03 - Specific Performance by Executive. The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or Executive for breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

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            4.04 - Successors and Assigns. This Agreement is binding upon
Executive and the heirs, executors, assigns and administrators of Executive or Executive's estate and property and will inure to the benefit of the Company, Block and their successors and assigns. Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder. The Company may assign this Agreement to an Affiliate with the consent of Executive, in which case, after such assignment, the "Company" means the Affiliate to which this Agreement has been assigned.

            4.05 - Withholding Taxes. From any payments due hereunder to Executive from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company. This Section 4.05 does not affect the Company's obligation to "gross up" any relocation benefits paid to Executive pursuant to Subsection 1.04(b).

            4.06 - Indemnification. To the fullest extent permitted by law and Block's Bylaws, the Company hereby indemnifies during and after the period of Executive's employment hereunder Executive from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block. Notwithstanding the foregoing, the indemnification provided in this Section 4.06 will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment.

            4.07 - Right to Offset. To the extent not prohibited by applicable law and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that Executive owes the Company under this Agreement against any amounts due Executive by Block, the Company, or Affiliates.

            4.08 - Waiver of Jury Trial. Both parties to this Agreement, and Block, as a third-party beneficiary pursuant to Section 4.01 of this Agreement, waive any and all right to any trial by jury in any action or proceeding directly or indirectly related to this Agreement and Executive's employment hereunder.

            4.09 - Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to Executive at:
_________________________________; and to the Company at: 4400 Main Street,
Kansas City, Missouri 64111, Attention: President, with a copy to H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111, Attention: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party. Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally

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recognized overnight courier for delivery.

            4.10 - Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

      Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                        EXECUTIVE:

Dated: 6/28/04                               /s/ Timothy C. Gokey
                                             -----------------------------------
                                                     Timothy C. Gokey

Accepted and Agreed:

H&R Block Services, Inc.,
a Missouri corporation

By: /s/ Jeffery W. Yabuki
    --------------------------------
     Jeffery W. Yabuki, President

Dated: 7/03/04

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